Exhibit 99.1

SUNWORKS REPORTS FOURTH QUARTER AND

FULL-YEAR 2022 RESULTS

PROVO, UT., March 10, 2023 - Sunworks, Inc. (NASDAQ: SUNW), a leading provider of solar power and battery storage solutions for residential, agriculture, commercial, industrial, and public works markets, today announced financial results for the three and twelve-months ended December 31, 2022.

FOURTH QUARTER 2022 RESULTS

(As compared to the Fourth Quarter 2021)

●	Total revenue of $53.6 million, a 69.3% increase
●	Gross profit of $22.0 million, a 60.7% increase
●	Residential Solar segment revenue of $44.4 million, a 70.2% increase
●	Commercial Solar Energy segment revenue of $9.2 million, a 65.2% increase
●	Total backlog increased 50.8% to $87 million, driven by growth in Residential and Commercial demand

“In 2022, we continued to build a leading integrated solar solutions platform across our core regional markets, while continuing to advance our business transformation strategy,” stated Gaylon Morris, Chief Executive Officer of Sunworks. “During the fourth quarter, our Residential Solar segment delivered strong year-over-year growth in new installations, revenue, originations and backlog, as recent investments in our direct sales force have contributed to significant, ongoing market share gains.”

“Our direct sales channel represented a record 27% of fourth quarter revenue, up from 5% in the prior-year period. Since the Solcius acquisition in 2021, we’ve increased our direct sales force to more than 600 representatives, positioning us to drive above-market originations growth. By year-end 2023, we expect our direct sales channel will represent approximately half of our annual sales.”

“Rising electricity prices continue to drive increased solar adoption, particularly in California, which represented more than 40% of total sales in 2022,” continued Morris. “While long-term demand fundamentals remain intact, our fourth quarter originations were negatively impacted by rising interest rates and economic uncertainty, conditions which persisted into early Q1.”

“We have taken targeted action to curb the impact of higher financing costs on the pace of solar adoption across our customer base,” continued Morris. “These actions include the addition of new loan providers, together with solar power purchase agreement (PPA) options, which will materially lower the total cost of ownership for consumers. While many Americans continue to face a rising cost of living, including rising monthly utility bills, we expect homeowners will continue to pursue solar power to reduce or eliminate their utility bills, while becoming energy independent.”

“We believe the recent passage of the Inflation Reduction Act will provide an important tailwind for the domestic solar industry beginning in 2023,” stated Morris. “As detailed in the legislation, the solar industry will have unprecedented access to both production and investment tax credits for domestic manufacturing across the solar supply chain over the next decade, providing significant incentives and visibility for consumers. We believe solar adoption rates will accelerate as the market is fully educated on the significant financial incentives afforded by the IRA.”

STRATEGIC UPDATE

Increase the velocity of installation. Sunworks believes a reduction in the time required to install a residential solar installation improves both pricing power with third-party channel relationships and customer retention. Beginning in 2022, Sunworks decentralized all design, permitting and scheduling activities to local and regional Company teams, while continuing to leverage the benefits of scale across shared services. The Company will continue utilize lean principles and practices to optimize workflow and improve installation timelines to improve customer experience.

Expand cost-efficient direct sales channel. Sunworks has embarked on a multi-year initiative to develop a robust, direct sales team designed to complement its third-party channel partners. This direct sales team is incentivized to develop business across the residential markets where Sunworks operates, with an emphasis on rooftop solar installations. During the fourth quarter of 2022, the direct sales team was responsible for 27% of total residential installation revenue, versus approximately 5% in the prior-year period.

Drive efficient sourcing and procurement. The Company intends to shift an increased proportion of its sourcing from foreign, third-party distribution channels toward U.S. based original equipment manufacturers, an approach that will allow for improved surety of supply. By year-end 2024, the Company intends to source a significant share of its panel and component inventory from U.S. based producers, whereas no materials are currently sourced domestically. The Company expects that recent improvements in module availability will allow the Company to reduce its module inventory over the coming quarters.

Drive targeted commercial expansion. Sunworks intends to leverage its established base of residential and commercial solar solutions as a platform upon which to expand within accretive, complementary product offerings. Specifically, the Company is actively pursuing and expanding its offerings to provide battery storage and electric vehicle charging solutions.

Drive sustained margin expansion. The Company believes key drivers of margin expansion include programmatic price increases; market share gains in both its core California commercial market and new geographic regions; reductions in lead times; optimization of its sales channel partner network; an increased mix of revenue derived from its direct sales force; increased productivity resulting from recent headcount investments; and the adoption of lean principles to reduce cost and drive continuous improvement. Sunworks expects to achieve improved margin realization in 2023, as recent performance improvement initiatives are further implemented.

FOURTH QUARTER 2022 SUMMARY

For the three months ended December 31, 2022, Sunworks reported total revenue of $53.6 million, versus $31.7 million in the prior-year period. The year-over-year growth in revenue was attributable mainly to increased contributions from the Residential Solar segment, which benefited from a growth in installation volumes. Commercial Solar Energy revenue increased $3.6 million compared to the prior year period, primary driven by higher order intake in the preceding quarters and an elevated backlog. During the fourth quarter, residential and commercial revenues represented approximately 83% and 17% of total revenue, respectively.

Total gross profit increased to $22.0 million in the fourth quarter 2022, versus $13.7 million in the prior-year period. The year-over-year variance was primarily attributable to the increase in revenue in both segments, partially offset by margin degradation resulting from increased labor costs, as well as, jurisdictional and weather delays.

The Company reported a net loss of $7.0 million in the fourth quarter 2022, or ($0.20) per basic share, versus a net loss of $13.5 million in the prior-year period, or ($0.47) per basic share. The year-over-year variance was primarily attributable to a $5.5 million goodwill impairment in the prior year quarter and due to the increases in revenue and gross profit in the current quarter.

Adjusted EBITDA was a loss of $5.6 million in the fourth quarter 2022, compared to a loss of $4.4 million in the fourth quarter 2021. A reconciliation of GAAP to non-GAAP financial measures is provided below.

FULL YEAR 2022 SUMMARY

For the year ended December 31, 2022, Sunworks reported total revenue of $161.9 million, versus $101.2 million in the prior-year. The year-over-year growth in revenue was attributable mainly to increased contributions from the Residential Solar segment and the full year benefit of the Solcius acquisition, which was consummated in April 2021. Commercial Solar Energy revenue decreased $6.9 million compared to the prior year period, primary driven by the timing of projects start dates associated with the orders received in the current year.

Total gross profit increased to $71.3 million in 2022, versus $40.8 million in the prior-year. The year-over-year variance was primarily attributable to the year over growth in revenue in our Residential Solar segment and the full year benefit of the Solcius acquisition, partially offset by inflationary pressures in labor and materials.

The Company reported a net loss of $28.2 million in 2022, or ($0.86) per basic share, versus a net loss of $26.6 million in the prior-year period, or ($0.99) per basic share.

Adjusted EBITDA was a loss of $20.7 million in 2022, compared to a loss of $13.3 million in the prior year. A reconciliation of GAAP to non-GAAP financial measures is provided below.

NON-GAAP FINANCIAL MEASURES

EBITDA is a non-GAAP financial measure defined as net income (loss) excluding interest, taxes and depreciation and amortization. Adjusted EBITDA is further adjusted for non-cash stock-based compensation expense, goodwill impairment and acquisition transaction expenses. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net income (loss).

Certain non-GAAP financial measures are presented in this press release, including Adjusted EBITDA, to provide information that may assist investors in understanding the Company’s financial results and assessing its prospects for future performance. We believe these non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results. These non-GAAP financial measures, as we calculate them, may not be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is provided below.

	Three Months Ended		Year To Date
	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Reconciliation of Net Loss to Adjusted EBITDA
Net Loss	$(7,026)	$(13,485)	$(28,211)	$(26,625)
PPP Loan Forgiveness		0		(2,881)
Stock-based compensation	377	1,264	2,396	3,734
Depreciation and amortization	996	1,977	4,823	5,877
Impairment	-	5,464	-	5,464
Interest expense	57	341	172	381
Income Tax Expense		0	94	0
Acquisition Transaction Expenses				775
Adjusted EBITDA	$(5,596)	$(4,439)	$(20,726)	$(13,275)

FOURTH QUARTER 2022 CONFERENCE CALL

A conference call will be held today at 1:00 P.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of Sunworks’ website at https://ir.sunworksusa.com/. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the live teleconference on March 10, 2023

Call Dial-In:	1-877-407-0789

To listen to a replay of the teleconference through March 24, 2023:

Call Replay:	1-844-512-2921
Replay Passcode:	13735953

ABOUT SUNWORKS

Sunworks has been providing high-performance solar and battery storage solutions since 2000. The Company acquired Solcius in 2021 to extend its national presence and provide high-quality, performance-oriented solutions to sectors ranging from residential to agricultural, commercial, industrial, federal, and public works. Today, Sunworks is proudly paving the way toward the democratization of renewable energy for all with their agile, partner-centric, and technology-agnostic network that has installed over 200 MW of solar and battery storage systems. Their dependable, solutions-oriented teams are recognized in the industry for their commitment to customer service and renewable energy advancement. Sunworks was recently recognized by Solar Power World as a leading solar supplier and is a member of the Solar Energy Industries Association (SEIA). For more information, visit www.sunworksusa.com and www.solcius.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements regarding the impact of higher financing costs on solar adoption, the Company’s ability to scale its decentralized operational model, the Company’s ability to increase margins, the strength of demand for the Company’s products, the expansion of the Company’s direct sales force, the impact of the Inflation Reduction Act and the Company’s ability to diversify sourcing of materials. These forward-looking statements are based upon the current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Sunworks. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Sunworks’ reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Internet site (http://www.sec.gov). We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

IR CONTACT

720.778.2415

IR@sunworksusa.com

SUNWORKS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2022 AND 2021

(in thousands, except share and per share data)

	December 31, 2022	December 31, 2021
Assets
Current Assets:
Cash and cash equivalents	$7,807	$19,719
Restricted cash	248	323
Accounts receivable, net	13,873	4,568
Inventory	26,401	10,219
Contract assets	20,699	14,498
Other current assets	5,824	4,154
Total Current Assets	74,852	53,481
Property and equipment, net	2,154	3,195
Finance lease right-of-use assets, net	2,487	1,407
Operating lease right-of-use assets	2,779	2,502
Deposits	192	132
Intangible assets, net	5,290	7,910
Goodwill	32,186	32,186
Total Assets	$119,940	$100,813

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$24,567	$11,127
Contract liabilities	24,960	12,201
Finance lease liability, current portion	631	424
Operating lease liability, current portion	1,098	993

Total Current Liabilities	51,256	24,745

Long-Term Liabilities:
Finance lease liability, net of current portion	1,470	542
Operating lease liability, net of current portion	1,681	1,509
Warranty liability	1,596	1,251
Total Long-Term Liabilities	4,747	3,302
Total Liabilities	56,003	28,047

Commitments and contingencies

Shareholders’ Equity:
Preferred stock Series B, $0.001 par value, 5,000,000 authorized shares; no shares issued and outstanding	-	-
Common stock, $0.001 par value; 50,000,000 authorized shares; 35,374,978 and 29,193,772 shares issued and outstanding, at December 31, 2022 and 2021, respectively	35	29
Additional paid-in capital	207,373	187,997
Accumulated deficit	(143,471)	(115,260)
Total Shareholders’ Equity	63,937	72,766

Total Liabilities and Shareholders’ Equity	$119,940	$100,813

SUNWORKS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

(in thousands, except share and per share data)

	2022	2021
Revenue, net	$161,935	$101,154

Cost of Goods Sold	90,621	60,372

Gross Profit	71,314	40,782

Operating Expenses
Selling and marketing	59,206	32,760
General and administrative	34,122	24,826
Goodwill impairment	-	5,464
Stock-based compensation	2,396	3,734
Depreciation and amortization	3,799	3,222

Total Operating Expense	99,523	70,006

Operating Loss	(28,209)	(29,224)

Other Income (Expense)
Other income, net	16	2,894
Interest expense	(172)	(381)
Gain on disposal of property and equipment	248	86

Total Other Income, net	92	2,599

Loss Before Income Taxes	(28,117)	(26,625)

Income Tax Expense	94	-

Net Loss	(28,211)	$(26,625)

Net Loss per common share, basic and diluted	$(0.86)	$(0.99)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	32,830,421	26,947,023